Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:24 AM 10/22/2021
FILED 10:24 AM 10/22/2021
SR 20213586643 - File Number 6328365

CERTIFICATE OF INCORPORATION

OF

FIRST BREACH INC.

ARTICLE ONE

The name of the corporation is First Breach Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 300 Creek View Road, Suite 209, in the City of Newark, County of New Castle, State of Delaware, 19711. The name of its registered agent at such address is Universal Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have authority to issue is One Hundred One Million (101,000,000) shares of capital stock, consisting of (i) One Hundred Million (100,000,000) shares of Common Stock having par value $0.0001 per share, and (ii) One Million (1,000,000) shares of Preferred Stock par value $0.0001 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

Jeffrey Low

8402 Topping Road

Baltimore, Maryland 21208

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

1

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation as a director, manager, officer, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of the proceeding is alleged action in an official capacity as a director, manager, officer, trustee, employee or agent or in any other capacity while serving as a director, manager, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same now or may hereafter exist (but, in the case of any change, only to the extent that such change authorizes the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to such change) against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person, only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Twelve shall not be exclusive of any other right which any indemnitee may have or hereafter acquire under any statute, certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. In any suit brought by the indemnitee to enforce a right to indemnification hereunder or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Twelve or otherwise shall be on the Corporation. Any amendment, modification or repeal of any provision of this Article Twelve, whether by the stockholders or Board of Directors of the Corporation, shall not adversely affect any right or protection of an indemnitee in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

2

ARTICLE THIRTEEN

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are also employees of the Corporation. No amendment or repeal of this Article Thirteen shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE FOURTEEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s certificate of incorporation or by-laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

******

3

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 22nd day of October, 2021.

/s/ Jeffrey Low
Jeffrey Low, Sole Incorporator